UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 4, 2011

A. SCHULMAN, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-7459	34-0514850
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3550 West Market Street, Akron, Ohio	44333
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (330) 666-3751

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On October 4, 2011, the Compensation Committee of the Board of Directors of A. Schulman, Inc. (the “Company”) approved a cash bonus plan (the “2012 Bonus Plan”) for the Company’s executive officers, including its Named Executive Officers (“NEOs”).

The 2012 Bonus Plan sets forth target bonus amounts for each participating executive officer, expressed as a percentage of base salary, and provides for awards ranging from 50% (threshold) to 200% (maximum) of target. The target bonus awards under the 2012 Bonus Plan for each of the Company’s NEOs are as follows:

2012 Target
Bonus Opportunity
Names Executive Officer	(as a % of base salary)
Joseph M. Gingo	100%
Joseph J. Levanduski	50%
Bernard Rzepka	50%
David C. Minc	50%
Kim L. Whiteman	50%

For each of the NEOs, 100% of each executive’s 2012 bonus opportunity will be dependent upon the achievement of pre-established worldwide corporate and/or segment performance metrics, with upward or downward adjustments based upon individual performance. Pursuant to the 2012 Bonus Plan, performance will be evaluated based upon the following metrics: (i) net income; (ii) operating income; and (iii) days of working capital. For Messrs. Gingo, Levanduski, Minc and Whiteman, each of their respective annual bonus opportunities will be measured by the Company’s consolidated worldwide operations, with net income receiving a weighting of 50%, operating income receiving a weighting of 30% and days of working capital receiving a weighting of 20%. For Mr. Rzpeka, his annual bonus opportunity will be based upon the performance of the Company’s consolidated worldwide operations and its Europe, Middle East and Africa segment (“EMEA”), with the following metric weighting: (1) EMEA operating income — 50%; (2) EMEA days of working capital — 20%; and (3) consolidated worldwide operating income — 30%. Under the 2012 Bonus Plan, Mr. Gingo retains authority to adjust award payouts for all directly reporting executive officers from 0 to 200% of their target award based upon individual performance; however, the total amount of all bonus payments, including discretionary adjustments, cannot exceed the total amount determined by application of the 2012 Bonus Plan performance metrics.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A. Schulman, Inc.

By: /s/ David C. Minc
David C. Minc
Vice President, Chief Legal Officer and Secretary

Date: October 11, 2011